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                                                                   EXHIBIT 10(d)

Annual Performance Incentive Plan

Under the Annual Performance Incentive Plan (APIP), executive officers of the Company may be entitled to receive performance related cash payments provided that performance thresholds, established annually by the Executive Compensation and Benefits Committee, are met. At the beginning of the year, the Committee approves for each officer not participating in the Executive Performance Incentive Plan, an annual incentive target and maximum opportunity expressed as a percentage of annual base salary. The Committee also establishes overall threshold, target and maximum measures of performance and associated payment schedules. For 2001, the performance measures were cash management (40%), performance profit (40%) and revenue growth (20%). Additional goals are also established for each officer that include business unit specific and/or individual performance goals and objectives. The weights associated with each business unit specific or individual performance goal and objective used vary and range from 20 percent to 50 percent of the total. Actual performance payments to corporate officers are subject to approval by the Committee following the end of the year. As a result of the Company's performance during 2001, no cash bonuses under APIP were paid to officers with respect to 2001 business performance. However, three officers received bonuses based exclusively on individual performance.